Exhibit 11

                        Computation of Earnings Per Share
                          Quarter Ended March 31, 1997


Primary Earnings Per Share

                                                      Quarterly
                                               Shares              EPS
                                               ------             ---
    Average Shares Outstanding                14,066,000          $ 0.49
    CSE Incremental Shares                       217,004
                                              ----------
       Total Average Shares Outstanding       14,283,004          $ 0.48
                                              ==========

    Dilution                                                        1.52%

    Net Income                                               $ 6,888,000
                                                               =========



Fully Diluted Earnings Per Share
                                                      Quarterly
                                               Shares             EPS
                                               ------             ---
    Average Shares Outstanding                14,066,000          $ 0.49
    CSE Incremental Shares                       217,478
                                              ----------
       Total Average Shares Outstanding       14,283,478          $ 0.48
                                              ==========

    Dilution                                                        1.52%

    Net Income                                               $ 6,888,000
                                                               =========
